Exhibit 99.1

Company Investor/ Media Contact:

dj Orthopedics, Inc.

Mark Francois
Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ACQUIRES ORTHOPEDICS SOFT GOODS BUSINESS FROM ENCORE MEDICAL

SAN DIEGO, CA, August 9, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced that it has purchased the assets of the orthopedics soft goods (OSG) business of Encore Medical Corporation (NASDAQ: ENMC) for approximately $10 million in cash.  The transaction, which closed yesterday, was structured as an asset purchase.  dj Orthopedics acquired certain tangible and intangible assets of the OSG business, including inventory, certain fixed assets and intellectual property, and assumed certain contractual obligations.  The Company said that it estimates the acquired business will add incremental annualized net revenue to dj Orthopedics of approximately $10 to $12 million, with an earnings per share contribution of five to six cents, subject to finalizing the related purchase accounting impact.  For the remainder of 2005, the Company expects the acquisition to contribute revenue of $4 to $5 million and earnings per share of one to two cents, after the impact of purchasing accounting adjustments and integration costs.

The OSG product lines consist of orthopedic soft goods, patient safety products and pressure care products.  The OSG operation is focused on the acute care or hospital market and is very synergistic with dj Orthopedics ProCare soft goods business.

“This is a perfect example of an accretive tuck in acquisition for dj Orthopedics’ rehabilitation business,” said Les Cross, president and CEO.   “Strategically, this acquisition strengthens our Domestic Rehabilitation business on a number of fronts.  The acquisition adds important mass to our soft goods franchise, with

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significant manufacturing and distribution synergies.  The OSG business also brings us complementary products, such as patient safety restraints, that we do not presently have in our ProCare portfolio.  Finally, the OSG business brings important national supply contracts that we do not presently have, further strengthening our growing presence in national accounts.”

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods, pain management, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.  Together, these products provide solutions throughout the patient’s continuum of care.  The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force.  Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s anticipated revenue and earnings contributions from the acquisition for the remainder of fiscal year 2005 and on an annualized basis.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the Company’s integration strategy for the acquired OSG business including the ability to leverage the Company’s existing manufacturing operations in Mexico and the subsequent distribution channels for these OSG products, and the ability to transition the national supply and group purchasing contracts associated with the OSG business to the Company’s customary terms and conditions.

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Other risks include the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting intellectual property; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Annual Report on Form 10-K for the 2004 calendar year, filed on March 4, 2005 with the Securities and Exchange Commission.

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